Exhibit 10.1
REINSURANCE GROUP OF AMERICA, INCORPORATED
2008 MANAGEMENT INCENTIVE PLAN
Effective May 21, 2008
General Plan Purpose and Structure
The purpose of the Reinsurance Group of America, Incorporated 2008 Management Incentive Plan (“MIP”) is to motivate superior, focused, and prudent performance on the part of associates for the ultimate benefit of shareholders and associates. The MIP is further intended to provide flexibility to the Company in its ability to motivate, attract and retain the services of associates and provide appropriate incentive compensation opportunities to associates for achievement of established goals.
Awards under the MIP are intended to qualify as “other performance based compensation” under Section 162(m)(4)(c) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder. The MIP shall be interpreted and construed in a manner consistent with such purpose.
Definitions
The following words and phrases, when used below, unless the context clearly otherwise requires, shall have the following respective meanings:
a.	Award. Any right granted to a Participant under the MIP to receive Compensation that is computed based upon the attainment of one or more Performance Goals.

b.	Award Agreement. Any written agreement, contract, or other instrument or document (including, without limitation, a performance grid or worksheet) evidencing an Award.

c.	Company. Reinsurance Group of America, Incorporated and its direct and indirect subsidiaries.

d.	Compensation. The payment under an Award to which a Participant is entitled under the MIP.

e.	Participant. An eligible associate of Reinsurance Group of America, Incorporated or one of its direct or indirect subsidiaries who is designated by the Compensation Committee, pursuant to the paragraph entitled “Participation” below, as a participant in the MIP.

f.	Performance Criteria. The criteria, or any combination of criteria, that the Compensation Committee selects for purposes of establishing the Performance Goal or Performance Goals for a Participant for a Plan Year (or other period of performance). The Performance Criteria that will be used to establish Performance Goals are limited to the following:
•	operating earnings or income; operating earnings per share; net income; total or net revenues; gross or net premiums; shareholder return and/or value; retained earnings; book value or book value per share; gross or net margin; profit returns and margins; operating or net cash flow; financial return ratios; return on equity; return on average adjusted equity; return on assets; return on invested capital; earnings per share growth; change in embedded value; embedded value of new business;

•	budget achievement; expenses; expense control; market capitalization; stock price; market share; working capital; cash available to Company from a subsidiary or subsidiaries; dividends; ratings; business trends; economic value added; and

•	product development; client development; leadership; project progress; project completion; quality; customer satisfaction; diversity and corporate governance.
g.	Performance Goals. The goals established in writing by the Compensation Committee for the Plan Year based upon any one or more of the Performance Criteria. The Performance Goals may be expressed in terms of overall Company performance or the performance of a subsidiary, division, business unit, or an individual. The Performance Goals may be stated in terms of absolute levels or relative to another company or companies or to an index or indices.

h.	Plan Year. The year on which the MIP is operated, which is presently the calendar year.
Plan Administration
1.	The MIP shall be administered by the Compensation Committee of the Board of Directors of Reinsurance Group of America, Incorporated or subcommittee thereof (the “Compensation Committee”). The Compensation Committee shall consist of at least two individuals, each of whom qualifies as (a) a “non-employee director” as defined in Rule 16b-3 of the General Rules and Regulations of the Securities Exchange Act of 1934, as amended and (b) an “outside director” as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

2.	Subject to any specific designation in the MIP and any limitations on its authority as delegated by the Board of Directors, the Compensation Committee has the exclusive power, authority and discretion to:
▪	Designate Participants to receive Awards;

▪	Determine the number of Awards to be granted;

▪	Determine the terms and conditions of any Award granted pursuant to the MIP, including, without limitation, any restrictions or limitations on the Award and any schedule for lapse of forfeiture restrictions, based in each case on such considerations as the Compensation Committee, in its sole discretion, determines;

▪	Determine whether, to what extent, and pursuant to what circumstances an Award may be canceled, forfeited or surrendered;

▪	Prescribe the form of each Award Agreement, which need not be identical for each Participant;

▪	Decide all other matters that must be determined in connection with an Award;

▪	Establish, adopt or revise any rules and regulations as it may deem necessary or advisable to administer the MIP;

▪	Interpret the terms of, and any matter arising pursuant to, the MIP or any Award Agreement; and

▪	Make all other decisions and determinations that may be required pursuant to the MIP or an Award Agreement as the Compensation Committee deems necessary or advisable to administer the MIP.
3.	The Compensation Committee’s interpretation of the MIP, any Awards granted pursuant to the MIP, any Award Agreement and all decisions and determinations by the Compensation Committee with respect to the MIP are final, binding and conclusive on all parties.
Participation
Participants in the MIP shall be determined annually by the Compensation Committee, in its sole discretion. Participation in one year does not guarantee participation in subsequent years. No individual shall have any right to be granted an Award pursuant to the MIP.
Awards and Performance Goals
Awards. Awards may be granted to Participants in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Compensation Committee, subject to all terms and conditions of the MIP and the applicable Awards. Subject to the terms of the MIP and the applicable Award, after the applicable Plan Year (or other period of performance) has ended, a Participant with an Award shall be entitled to receive Compensation, at the time specified herein, to be determined as a function of and to the extent the applicable Performance Goals have been achieved. To protect shareholders, no awards of any kind will be payable for any fiscal year in which the performance criteria falls below a specified amount also known as the Trigger.
Establishing Performance Goals. The Performance Goals for each Participant and the amount of Compensation payable if those goals are met shall be established in writing for each Plan Year (or other period of performance) by the Compensation Committee no later than 90 days after the commencement of the period of service to which the Performance Goals relate (which will generally be the beginning of the Plan Year) and while the outcome of whether or not those goals will be achieved is substantially uncertain. However, in no event will such goals be established after 25% of the period of service to which the goals relate has elapsed. Such goals and the Compensation payable for each Plan Year (or other period) if the goals are achieved shall be set forth in each Participant’s Award Agreement.
Certification. No Compensation shall be payable to any Participant for any Plan Year (or other period of performance) unless and until the Compensation Committee certifies that the Performance Goals and any other material terms were in fact satisfied.
Negative Discretion
The Compensation Committee shall have the discretion to reduce Compensation which would otherwise be payable upon attainment of one or more Performance Goals in whole or in part to the extent that it deems appropriate.
Maximum Compensation
The maximum amount of Compensation which shall be payable to any Participant for any Plan Year shall not exceed $3,000,000.

Incentive Awards and Benefit Plans
The Compensation Committee, in its discretion, may elect to pay Compensation in cash or in the form of performance shares, restricted stock, or other stock-based awards. Any such stock-based Compensation may be under an applicable stock-based plan, as determined by the Compensation Committee. Compensation shall be included as “eligible compensation” for the Company’s Retirement, Group Life Insurance and Disability plans, unless otherwise excluded by prevailing plan documents and/or local regulations.
Other Administrative Issues
1.	The MIP shall remain in effect until amended or terminated by the Compensation Committee. The Company intends to maintain the MIP indefinitely but reserves the right to amend or terminate it by Compensation Committee action at any time if the Compensation Committee so determines in its sole discretion.

2.	Participation in the MIP is not a guarantee of employment, participation in one year does not guarantee participation in subsequent years, and participation shall be determined on an individual basis as approved by the Compensation Committee.

3.	A Participant whose active employment with the Company has been terminated prior to the date Awards are determined and paid to other participants for such Plan Year (or other period) shall forfeit all rights to any Award for such period. However, if termination is due to retirement (at or after age 55), total disability (as determined by the Compensation Committee on the basis of appropriate medical evidence) or death, the Compensation Committee, in its sole discretion, may authorize an applicable Award, generally on a pro rated basis, but only to the extent the applicable performance goals have been met. Such Award shall be determined on a case-by-case basis. Any payment under any Award shall be made within the calendar year following the applicable Plan Year (or other period of performance) to which such Award relates.

4.	A Participant whose individual performance is deemed to be unsatisfactory will forfeit his or her MIP Award if such forfeiture is approved by the Compensation Committee.

5.	No Compensation will be payable under the MIP, as amended, unless the material terms upon which Compensation may be paid under the MIP is approved by the shareholders of Reinsurance Group of America, Incorporated.

6.	Awards may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, a Participant’s rights under the MIP shall be asserted during the Participant’s lifetime only by the Participant or the Participant’s legal representative.

7.	The Company shall have the power and right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state and local, domestic or foreign, tax withholding.

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